Exhibit 10.3

DATED  30 August 2013

(1) ONE HORIZON GROUP, Inc.

(2) PATRICK SCHILDKNECT

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

THIS AGREEMENT is dated 30 August 2013.

PARTIES:

ONE HORIZON GROUP, INC., a company incorporated and registered in Delaware, USA and having its principal trading address at Weststrasse 1, Baar, CH6340 Switzerland (the "Company"); and

PATRICK SCHILDKNECT of Lattenstrasse 17, 8142 Uitikon, Switzerland (the "Investor").

RECITALS:

The Company is a company incorporated in Delaware, further details of which are set out in Schedule 1.

The Investor has agreed to subscribe for the Subscription Shares upon the terms set out in this Agreement.

NOW IT IS AGREED:

INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, unless the context otherwise requires, the following terms shall have the following meanings:

	Consideration	means US$6,000,000;

	Subscription Shares	means 806,452 ordinary shares of US$0.0001 each in the capital of the Company (reflecting a 1-for-600 reverse stock split of the Company effected as of August 6, 2013);

Warrants
means 403,226 warrants with an exercise price of $5.94 per share with a exercise period up to a maximum of three years from Completion (reflecting a 1-for-600 reverse stock split of the Company effected as of August 6, 2013).

1.2
In this Agreement, unless the context otherwise requires, any reference to a "Clause" or a "Schedule" is a reference to a clause or a schedule of this Agreement and, unless otherwise indicated, includes all the sub-clauses of that clause.  Any reference to an “obligation” of a party includes, without limitation, any commitments, undertakings, agreements, representations, warranties, indemnities or covenants given by that party.

1.3
In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.4	The headings and the table of contents in this Agreement are for convenience only and shall not affect its interpretation.

1.5
References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made pursuant thereto.

SUBSCRIPTION

2.1	The Company hereby agrees to allot and issue to the Investor and the Investor agrees to subscribe for the Subscription Shares.

2.2
The aggregate consideration for the subscription for the Subscription Shares shall be Consideration which shall be payable by the Investor by wire transfer to the Company’s designated bank account on the dates set out in 2.3.

2.3	The payment dates are as follows;

a.	Initial payment 31st March 2013 – US$2,000,000

b.	Second payment 30th June 2013 – US$2,000,000

c.	Third payment 16th September 2013 – US$2,000,000

2.4	Interest will accrue at 3% per annum from the date of Completion to the dates of receipt of instalments set out in 2.3.

2.5	Security will taken over the amounts outstanding in the form of the Subscription shares. The security will be released on full payment of the instalments in 2.3

2.6	On Completion the Company undertakes to deliver to the Investor the Warrants as described above.

COMPLETION

3.1	Completion shall take place on the date of this Agreement at the offices of the Company where the following business shall be transacted:

a.	the Investor shall pay the Consideration in the manner set out in Clause 2;

b.	the Company shall undertake to issue a signed certificate for the Subscription Shares within 21 days of the date of Completion.

3.2
No party shall be obliged to complete the issue and subscription of the Subscription Shares or perform any obligations hereunder unless all the parties hereto comply fully with their obligations under Clause 3.1.

GENERAL

4.1
Each party shall at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession relating to any other party or to the existence or subject matter of this Agreement.

4.2	Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement.

4.3	Time shall be of the essence of this Agreement.

4.4
This Agreement, and the documents referred to in it, constitutes the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement.  Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (together a "Representation") (whether negligently or innocently made) of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement as a Warranty.  The only remedy available to any party for breach of any Representation shall be for breach of contract under the terms of this Agreement.  Nothing in this clause shall operate to limit or exclude any liability for fraud.

4.5
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any party may enter into this Agreement by signing any such counterpart.

4.6
No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.  No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

4.7	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

4.8
Any payment to be made under this Agreement shall be made in the currency in which the relevant amount is payable, free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deduction or withholding must be made by law, the payer will pay that additional amount which is necessary to ensure that the payee receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

GOVERNING LAW

5.1
This Agreement is governed by and shall be construed in accordance with the laws of England and Wales and each party submits to the exclusive jurisdiction of the courts of England and Wales for all purposes relating to this Agreement.

SCHEDULE 1

PART A – COMPANY

1	NASDAQ OTCQB symbol	OHGI

2	Place of incorporation:	Delaware, USA

3	Principal business of the Group:	engaging in VoIP software business

4	Directors:	Mark White (Chief Executive Officer)
Martin Ward, F.C.A. (Chief Financial Officer)
Brian Collins (Chief Technology Officer)
Nicholas Carpinello (Director)
Charles Richard Vos (Director)
Robert Law (Director)

5	Auditors:	Peterson Sullivan, LLP

EXECUTION PAGE

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by Martin Ward	)
for and on behalf of	)	/s/ Martin Ward
ONE HORIZON GROUP, INC.	)
in the presence of:	)

/s/ Annaig Couget
Annaig Couget

SIGNED by	)
PATRICK SCHILDKNECHT	)	/s/ Patrick Schildknecht
in the presence of:	)

/s/ Oliver von Hoff
Oliver von Hoff